Exhibit 99.1

For Immediate Release

Gevo Reports Fourth Quarter 2012 Financial Results

•	Reports EPS of ($0.34) including $2 million non-cash gain from the change in fair value of embedded derivatives contained in Gevo’s convertible notes

•	Ended the year with cash and cash equivalents of $67 million

•	Reiterates expectation to produce isobutanol in 2013

•	Luverne, Minn. plant remains temporarily idle while being readied to restart after completion of process technology optimization

•	U.S. Court of Appeals for the Federal Circuit affirmed District Court’s favorable decision

•	Received four recent patents including two patents related to the production of biojet fuels

ENGLEWOOD, Colo. - March 5, 2013 - Gevo, Inc. (NASDAQ: GEVO) today announced its financial results for the three months ended December 31, 2012.

“We are pleased with the progress we’ve made optimizing our technology over the past three months and remain on-track to restart isobutanol production at Luverne this year,” said Patrick Gruber Ph.D., Chief Executive Officer of Gevo. “After assuming the additional role of Chief Technology Officer, Chris Ryan has done an exceptional job orienting our technology team towards achieving our goals of producing isobutanol consistently and at commercially viable rates. Our market development work with strategic customers such as Coca-Cola, Toray, the United States Air Force, and Sasol is moving forward and we look forward to turning this work into revenues as soon as possible.”

Recent Highlights

Subsequent to the end of the year, the U.S. Patent and Trademark Office (USPTO) awarded Gevo U.S. Patent No. 8,373,012 and U.S. Patent No. 8,378,160. Both patents are related to methods of making renewable hydrocarbons and/or jet blendstock from biomass-derived isobutanol, which is subsequently converted into hydrocarbons that meet or exceed the requirements of ASTM for diesel fuels, gasoline, and various aviation fuels.

In November, the USPTO awarded Gevo U.S. Patent No. 8,304,588, which covers methods for the production of isobutanol in retrofit ethanol production plants. The claimed technology addresses the full scope of isobutanol production in modified, retrofit ethanol plants, from pretreatment and fermentation to separation and purification.

These patents are in addition to U.S. Patent No. 8,273,565 and U.S. Patent No. 8,283,505, awarded in September and October and discussed in Gevo’s third quarter 2012 press release.

In November, the U.S. Court of Appeals for the Federal Circuit (Appeals Court) upheld the U.S. District Court for the District of Delaware’s decision in which the lower court denied a motion for a preliminary injunction sought by Butamax Advanced Biofuels LLC (Butamax). The Appeals Court affirmed the lower court’s ruling which stated that, “Gevo, Inc. raised a substantial question of validity concerning [Butamax’s] asserted patent (the ‘889 Patent)… and plaintiff (Butamax) does not hold a valid patent, nor would defendant (Gevo) infringe if it did”.

In January 2013, Gevo announced a stock repurchase program that authorizes the company to repurchase up to $15,000,000 of its common stock over a one-year period.

Financial Highlights

Revenues for the fourth quarter of 2012 were $1.9 million compared to $17.2 million in the same period in 2011. The decrease in revenues resulted from the company suspending ethanol production at its Luverne, Minn. facility in May 2012. During the fourth quarter of 2012, the company concluded initial startup operations for the production of isobutanol at its Luverne facility. As previously announced, following completion of startup operations, production was temporarily paused to allow the company to focus on optimizing specific parts of its technology to further enhance isobutanol production rates. Production from startup operations will be directed to initial sales, customer testing, and future conversion into jet fuel for the U.S. Air Force (USAF).

Following the decision to pause isobutanol production, the company considered reverting to ethanol production during the fourth quarter of 2012 but determined that the economics of producing and marketing ethanol at that time would have generated greater negative cash flows compared to maintaining the facility at idle. Consequently, the company made the decision to idle the facility and not to revert to ethanol production during the quarter. Revenue reported in the fourth quarter of 2012 included sales from reduction of Gevo’s corn inventory, revenue under its agreement with The Coca-Cola Company, sales of biobased jet fuel to the USAF, and from ongoing research agreements. Revenue in the fourth quarter of 2011 primarily related to the sale of ethanol and related products.

Research and development expense decreased to $4.3 million in the fourth quarter of 2012 from $5.9 million for the same period in 2011. In the fourth quarter of 2012, the focus of Gevo’s development efforts were startup operations for the production of isobutanol at its Luverne facility and optimization of specific parts of its isobutanol production technology to further enhance isobutanol production rates. The decrease in research and development spending in the fourth quarter of 2012 compared to the fourth quarter of 2011 was due primarily to work performed at the South Hampton Resources, Inc. facility near Houston, Texas developing a hydrocarbon pilot plant facility which was completed in the fourth quarter of 2011. There was no comparable expense in the fourth quarter of 2012.

Selling, general and administrative and other expense decreased to $7.8 million in the fourth quarter of 2012 from $8.9 million for the fourth quarter of 2011. The decrease in selling, general and administrative and other expense in the fourth quarter of 2012 primarily reflected lower compensation expenses, including the decision of Gevo’s executive officers to waive their 2012 bonus payments. The decrease in compensation expenses was partially offset by increased legal-related expenses, including expenses in support of Gevo’s ongoing litigation with Butamax.

Interest expense for the fourth quarter of 2012 was $2.2 million compared to $1.0 million in the fourth quarter of 2011. The increase resulted from interest incurred on the company’s $45 million of 7.5% convertible notes due 2022 which were issued in July 2012. The company also reported a non-cash gain of $2 million related to changes in the fair value of embedded derivatives contained in the convertible notes. These derivatives result from the rights that holders of the convertible notes have upon conversion, and under certain circumstances, will result in non-cash amounts being recorded in the company’s statement of operations in each reporting period while the convertible notes remain outstanding.

The net loss for the fourth quarter of 2012 was $13.2 million compared to $14.2 million for the fourth quarter of 2011.

Gevo reported cash and cash equivalents on hand of $66.7 million as of December 31, 2012.

Subsequent to the end of the year, certain holders of the company’s convertible notes elected to convert approximately $4.2 million of those convertible notes into common shares of the company, in accordance with the terms of the convertible notes, thereby reducing the principal amount of convertible debt outstanding at March 4, 2013 to $40.8 million. In total, through March 4, 2013, Gevo has issued 1,453,698 shares of common stock at an effective issue price of $3.68 per share in settlement of the conversions of the convertible notes and related coupon make-whole payments.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EST (2:30 p.m. MST) will be Dr. Gruber, Chief Executive Officer, and Mark Smith, Chief Financial Officer. They will review the company’s financial results for the three months ended December 31, 2012 and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1-800-265-0241 (inside the U.S.) or 1-617-847-8704 (outside the U.S.) and reference the access code 53437085. The presentation will be available via a live webcast at:

http://www.media-server.com/m/acs/c6c4c9f5cd1aa21f964665ca48e98b4f

A replay of the call will be available two hours after the conference call ends on March 5, 2013 until Midnight EDT on April 5, 2013. To access the replay, please dial 1-888-286-8010 (inside the U.S.) or 1-617-801-6888 (outside the US) and reference the access code 31702414. The archived webcast will be available for 30 days in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is a leading renewable chemicals and next-generation biofuels company. Gevo’s patent-protected, capital-light business model converts existing ethanol plants into biorefineries to make isobutanol. This versatile chemical can be directly integrated into existing chemical and fuel products to deliver environmental and economic benefits. Gevo started up its first commercial isobutanol facility in Luverne, Minn. and has a marquee list of partners including Coca-Cola, Sasol, and LANXESS, among others. Gevo is committed to a sustainable biobased economy that meets society’s needs for plentiful food and clean air and water. For more information, visit www.gevo.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that are not purely statements of historical fact, and can sometimes be identified by our use of terms such as “intend,” “expect,” “plan,” “estimate,” “future,” “strive” and similar words. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2011, as amended, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

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Gevo, Inc.

Consolidated Statements of Operations Information

(Unaudited, in thousands)

			Three Months Ended
	Year Ended December 31,		December 31,
	2012	2011	2012	2011
Revenue and cost of goods sold
Ethanol sales and related products, net	$19,908	$63,742	$—	$16,994
Grant revenue, research and development program revenue and other revenue	4,477	807	1,924	235

Total revenues	24,385	64,549	1,924	17,229

Cost of goods sold	32,410	60,588	2,811	15,526

Gross (loss) margin	(8,025)	3,961	(887)	1,703

Operating expenses
Research and development	19,431	19,753	4,352	5,938
Selling, general and administrative and other	43,981	28,901	7,806	8,889

Total operating expenses	63,412	48,654	12,158	14,827

Loss from operations	(71,437)	(44,693)	(13,045)	(13,124)

Other income (expense)
Interest expense	(6,338)	(3,577)	(2,177)	(1,036)
Gain from change in fair value of embedded derivatives	17,000	—	2,000	—
Other income	63	56	45	—

Total other income (expense)	10,725	(3,521)	(132)	(1,036)

Net loss	(60,712)	(48,214)	(13,177)	(14,160)

Deemed dividend - amortization of beneficial conversion feature on Series D-1 preferred stock	—	(1,094)	—	—

Net loss attributable to Gevo, Inc. common stockholders	$(60,712)	$(49,308)	$(13,177)	$(14,160)

Net loss per share attributable to Gevo, Inc. common stockholders - basic and diluted	$(1.86)	$(2.15)	$(0.34)	$(0.54)

Weighted-average number of common shares outstanding - basic and diluted	32,619,091	22,909,916	39,300,054	26,005,744

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$66,744	$94,225
Accounts receivable	698	2,938
Inventories	6,659	3,814
Prepaid expenses and other current assets	1,779	1,757

Total current assets	75,880	102,734

Property, plant and equipment, net	77,093	28,777
Deposits and other assets	3,138	1,519

Total assets	$156,111	$133,030

Liabilities
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$8,256	$12,626
Current portion of secured debt, net	8,513	3,491

Total current liabilities	16,769	16,117
Long-term portion secured debt, net	15,445	24,752
Convertible notes, net	25,554	—
Other long-term liabilities	512	24

Total liabilities	58,280	40,893

Total stockholders’ equity	97,831	92,137

Total liabilities and stockholders’ equity	$156,111	$133,030

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Year Ended December 31,		Three Months Ended December 31,
	2012	2011	2012	2011
Operating Activities
Net loss	$(60,712)	$(48,214)	$(13,177)	$(14,160)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash expenses	13,554	12,536	2,734	5,016
Gain from change in fair value of embedded derivatives	(17,000)	—	(2,000)	—
Changes from working capital	(3,900)	2,067	(8,303)	1,293

Net cash used in operating activities	(68,058)	(33,611)	(20,746)	(7,851)

Investing Activities
Acquisitions of property, plant and equipment	(52,432)	(8,015)	(1,496)	(4,435)
Other	(607)	(18)	—	(58)

Net cash used in investing activities	(53,039)	(8,033)	(1,496)	(4,493)

Financing Activities
Proceeds from issuance of secured debt	5,000	10,000	—	10,000
Proceeds from issuance of convertible debt, net of discounts	42,300	—	—	—
Proceeds from issuance of common stock	61,875	114,704	—	—
Payments on secured debt	(10,406)	(1,897)	(3,139)	(495)
Other financing activates	(5,153)	(2,212)	128	(541)

Net cash provided by (used in) financing activities	93,616	120,595	(3,011)	8,964

Net (decrease) increase in cash and and cash equivalents	(27,481)	78,951	(25,253)	(3,380)

Cash and cash equivalents
Beginning of period	94,225	15,274	91,997	97,605

Ending of period	$66,744	$94,225	$66,744	$94,225

Gevo, Inc.

Non-GAAP Financial Information

(Unaudited, in thousands)

	Year Ended December 31,		Three Months Ended December 31,
	2012	2011	2012	2011
Gevo Development, LLC / Agri-Energy, LLC
(Loss) income from operations	$(12,600)	$1,462	$(2,056)	$1,181
Depreciation and amortization	2,113	2,061	532	518
Non-cash stock-based compensation	216	85	52	45

Non-GAAP (loss) income from operations	$(10,271)	$3,608	$(1,472)	$1,744

Gevo, Inc.
Loss from operations	$(58,837)	$(46,155)	$(10,989)	$(14,305)
Depreciation and amortization	1,200	2,539	244	710
Non-cash stock-based compensation	7,763	6,741	937	1,884

Non-GAAP loss from operations	$(49,874)	$(36,875)	$(9,808)	$(11,711)

Gevo Consolidated
Loss from operations	$(71,437)	$(44,693)	$(13,045)	$(13,124)
Depreciation and amortization	3,313	4,600	776	1,228
Non-cash stock-based compensation	7,979	6,826	989	1,929

Non-GAAP loss from operations	$(60,145)	$(33,267)	$(11,280)	$(9,967)

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Media Contact:	Investor Contact:
Steve Halsey	Chelsea DeLong
Gibbs & Soell for Gevo	PR & Marketing Coordinator
T: (212) 697-2600	T: (303) 858-8358
shalsey@gibbs-soell.com	cdelong@gevo.com